Exhibit 21

LIST OF SUBSIDIARIES

Subsidiary	State or Jurisdiction of Incorporation	Trade Name
A. H. Belo Corporation II	Delaware
A. H. Belo Management Services, Inc.	Delaware
AHC Proven Performance Media, LLC	Delaware
Auto Z, LLC	Delaware
Belo Lead Management LLC*	Delaware
NewsRight, LLC*	Delaware
True North Real Estate LLC	Delaware
AHC California Dispositions, Inc. (formerly Press-Enterprise Company)	Delaware
AHC California Properties, LLC	Delaware
AHC Dallas Properties, LLC	Delaware
Belo Enterprises, Inc.	Delaware
Belo Havana Bureau, Inc.	Delaware
Belo Interactive, Inc.	Delaware
Belo Investments II, Inc.	Delaware
Belo Company (The)	Delaware
Belo Technology Assets, Inc.	Delaware
Dallas Morning News, Inc. (The)	Delaware
Al Dia, Inc.	Delaware
Belo Mexico, Inc.	Delaware
Belocorp de Mexico, S. de R.L. de C.V.	Mexico
Belo Mexico, LLC	Delaware
DFW Printing Company, Inc.	Delaware
TDMN New Products, Inc.	Delaware	Quick (Texas)
Denton Publishing Company	Texas
DMI Acquisition Sub, Inc.	Delaware
DMN Crowdsource LLC	Delaware
Untapped Festivals, LLC*	Delaware
DMV Digital Holdings Company*	Delaware
Distribion, Inc. *	Delaware
CDFX, LLC*	Delaware
Vertical Nerve, Inc.*	Delaware
Fountain Street Corporation	Rhode Island
News-Texan, Inc.	Texas
Providence Journal Company (The)	Delaware
Providence Holdings, Inc.	Delaware
Your Speakeasy LLC*	Texas

* Non-wholly owned